Exhibit 99.2

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

OF

FLUX POWER HOLDINGS, INC.

ADOPTED: June 28, 2019

AMENDED: January 14, 2022

1. Membership.

1.1 The Nominations Committee (the “Committee”) of the Board of Directors (the “Board”) of Flux Power Holdings, Inc. (the “Company”) shall consist of at least three (3) directors. Each member of the Committee shall be governed by the independence requirements of the NASDAQ Listing Rules. The Committee is permitted to have one (1) non-independent member in accordance with Rule 5605(e)(3).

1.2 Members of the Committee shall be appointed by the Board, and shall serve at the pleasure of the Board and for such term as the Board may determine. Vacancies shall be filled by majority vote of the Board. The entire Committee or an individual Committee member may be removed without cause by the affirmative vote of a majority of the Board.

1.3 The Board shall designate one member of the Committee as its chairperson. In the absence of such designation, the members of the Committee may designate a chairperson by a majority vote of the full Committee. In the event of a tie vote on any issue, the chairperson’s vote will decide the issue.

2. Purpose. The purpose of the Committee is to:

2.1 identify individuals qualified to become Board members;

2.2 recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders;

2.3 develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

2.4 oversee the evaluation of the Board and committees of the Board.

3. Duties and Responsibilities.

3.1 Except where the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Committee shall be responsible for (i) identifying individuals qualified to become Board members and (ii) recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board.

3.2 In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, character, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee may consider candidates proposed by management, but is not required to do so. The Committee shall be responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

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3.3 The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director nominees, including sole authority to approve the search firm’s fees and other retention terms. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of any search firm engaged by the Committee.

3.4 The Committee shall be responsible for recommending to the Board the directors to be appointed to each committee of the Board.

3.5 The Committee shall be responsible for overseeing an annual self-evaluation of the Board and its committees to determine whether it and its committees are functioning effectively. The Committee shall determine the nature of the evaluation, supervise the conduct of the evaluation and prepare an assessment of the Board’s performance, to be discussed with the Board.

3.6 The Committee shall oversee the Company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s corporate governance framework.

3.7 The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

3.8 The Committee shall develop and recommend to the Board for approval standards for determining whether a director has a material relationship with the Company or has a relationship with the Company that would impair its independence.

4. Outside Advisors.

4.1 The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel, an executive search firm, a compensation consultant, and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation and oversee the work of its outside counsel, the executive search firm, the compensation consultant, and any other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its search consultants, outside counsel, compensation consultant, and any other advisors.

4.2 The director search firm, outside counsel, executive search firm, compensation consultant, and any other advisors retained by the Committee shall be as determined in the discretion of the Committee.

5. Meetings. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment or at the direction of the Board (and in no event less than once per fiscal year), either in person or telephonically (as permitted by the laws of Nevada), and at such times and places as the Committee shall determine. A quorum of the Committee will consist of a majority of its members. The Committee may invite such members of management and other persons to its meetings as it may deem desirable or appropriate; however, the CEO shall not be present when his or her compensation or performance is discussed or determined. The Committee shall keep proper minutes and shall report its activities to the Board on a regular basis.

6. Delegation of Authority. The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

7. Amendment. This Charter and any provision contained herein may be amended or repealed by the Board.

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